Exhibit 10.18

February 27, 2012

Tom Banks
14 Stuyvesant Oval, Apt. 9D
New York, NY 10009

Re:  Separation Agreement; Waiver and Release

Dear Tom:

This letter (“Separation Agreement”) confirms the agreement between you and iLoop Mobile (“the Company”) concerning your separation from the Company and offers you a settlement payment in exchange for a waiver and release of claims.

1.                Separation from the Company:  Your last date of employment with the Company shall be February 29, 2012 (the “Separation Date”).

2.                Separation Pay:  In exchange for your agreement to the waiver of claims set forth in paragraph 6, below, and for your continued support of the Company as a consultant as set forth below, you and the Company agree as follows:

a.	Consulting Period (March 1, 2012 to June 30, 2012):

(i)
Support of Audit:  For the first two (2) months of the Consulting Period (March and April 2012, the “Audit Period”) you agree to support the Company’s CFO and auditor as reasonably requested to assist the Company’s pending audit. During the Audit Period, you will receive $15,000 per month, payable on the 15th of each calendar month (or at the same time as the Company’s regular mid-month payroll).

(ii)
Support for General Questions:  For the last two (2) months of the Consulting Period (May and June 2012), you agree to be available to answer occasional questions from the Company CFO as reasonably requested.  During this period, you will receive pay of $12,500 per month, payable on the same monthly schedule as set forth above.

(iii)
Benefits:  During the Consulting Period, the Company will also: (1) continue to provide and pay for your health and dental benefits commensurate with the Company’s then-current benefit plan through the Consulting Period or until you secure comparable benefits from a new employer; and (2) reimburse you for your cell phone bill, parking and other reasonable approved expenses incurred in performing your obligations under this Agreement.

(iv)
Your work and travel schedule during the Consulting Period will be at your discretion, provided that you remain cooperative and responsive to reasonable requests from the CFO and/or the auditor, and with the understanding that you are entitled to a reasonable amount of personal time for vacation and job search activities.

(v)
In the event that you fail to cooperate and/or promptly respond to reasonable requests from the auditor during the Audit Period set forth above, and you do not cure within 5 business days of such breach, in addition to other remedies set forth herein, the Company may terminate this Agreement including all obligations to pay consulting and severance payments.

b.	Additional Severance Payments (July 1, 2012 – December 31, 2012):

(i)
Upon completion of the Consulting period, you will continue to receive monthly severance pay of $10,000 per month, on the same monthly schedule as set forth in Section 2.a. above, through the end of the calendar year 2012.

(ii)
By signing below, you agree that the separation pay set forth in Sections 2.a. and 2.b. of this Agreement are not compensation due per the terms of your employment with iLoop, but are consideration for waiving your right to claims referred to in this agreement.

c.
Late Payments:  If Company is five days or more in making a monthly payment set forth in this Section 2, then all remaining payment due dates accelerate by one month, such that two payments are due immediately and the remaining payments are due monthly thereafter with the schedule advanced by one month. If then the next payment date is missed, the payment due dates accelerate again by one month, and so on. Interest on overdue amounts accrues at 12% from the due date of a scheduled payment at the most accelerated point in which each payment is not made. Further, the Company agrees that no payments on any employee retention bonus agreements shall be made unless payments due under this agreement are all current and paid.

3.                Accrued Vacation and Floating Holidays.  The Company agrees to pay you for vacation that you have accrued but not used, if any, as of the Separation Date.

4.                Return of Company Property:  You hereby warrant to the Company that you will, by the Separation Date or the end of the Consulting Period, as reasonably determined by the Company, return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5.                Waiver and Release of Claims:  The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, commissions, reimbursable expenses or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  You hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively "Releasees"), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act.  By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Notwithstanding the foregoing, this waiver and release of claims does not extend to any rights which as a matter of law cannot be waived and released.

6.                Legal and Equitable Remedies:  You agree that Releasees have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this agreement.

7.                Attorneys' Fees:  If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

8.                Confidentiality:  You hereby acknowledge that you are bound by the confidentiality provisions of your employment agreement with the Company, and that as a result of your employment with the Company you have had access to the Company's confidential or proprietary information and trade secrets concerning the Company's operations, its future plans and its methods of doing business, including by way of example, but by no means limited to, information about the Company’s customers, product development, research, technology, financial, marketing, pricing, cost, compensation and other matters (collectively “Confidential Information”).  You understand and agree that unauthorized disclosure of any Confidential Information could be extremely damaging to the Company, and that you will not make use of such Confidential Information on your own behalf, or on behalf of any competitor or any other business or person.  Further, the contents, terms and conditions of this agreement shall be kept confidential by you and may not be disclosed except as necessary to carry out this agreement and to your accountant or attorney or pursuant to subpoena or court order.  You agree that if asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company.  The undertakings set forth in this paragraph shall survive the termination of other arrangements contained in this agreement.

9.                Non-Solicitation / Non-Disparagement.  You and the Company agree not to engage in conduct or undertake speech disparaging, derogatory or otherwise detrimental each other.  You further agree that you will not solicit or participate in or assist in any way, the solicitation of any other employees or customers of the Company or of any of its parent or subsidiary companies.

10.                Required Reporting.  Following your separation from the Company, you will be formally removed as CFO and Secretary of Lenco Mobile Inc. and all affiliated entities. The Company will prepare and file an 8-K disclosure as required by applicable securities laws.  You will have an opportunity to review, but no authority to approve, that communication before it is released.

11.                No Admission of Liability:  This agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns.  This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

12.                Review and Revocation.  You acknowledge that:

a.           Pursuant to applicable law, you have been offered the opportunity to review a copy of this Separation Agreement for a period of twenty-one (21) days (the “Review Period”);

b.           The Company advised you at the beginning of the Review Period to consult with an attorney concerning the terms and conditions of this Separation Agreement, including without limitation the release set forth in this Separation Agreement; and

c.           The terms and conditions of this Separation Agreement have not been amended, modified, or revoked during the Review Period.  You and the Company agree that you shall have seven (7) calendar days (the “Revocation Period”) following the date on which you sign this Separation Agreement to revoke your acceptance of the Separation Agreement and the release set forth in this Separation Agreement, and this Separation Agreement shall not become effective until the Revocation Period has expired.

13.                Entire Agreement:  This Separation Agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 8, above.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14.                Modification:  It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

If you agree to abide by the terms outlined in this letter, please sign this letter and also sign the attached copy and return it to us by the end of the Review Period.  We wish you the best in your future endeavors.

Sincerely,

Matthew Harris

Chief Executive Officer

READ, UNDERSTOOD AND AGREED

_____________________	________________
Signature	Date
Thomas Banks
Printed Name